Exhibit 99.1

Contacts:	For news media - George Biechler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124

PPL Corporation Reports Solid Second-Quarter Earnings Increase;
Reaffirms 2006 and Long-Term Earnings Forecasts;
Sets Per Share Range for 2007 Forecast

ALLENTOWN, Pa. (Aug. 3, 2006) ― PPL Corporation (NYSE: PPL) today reported a significant increase in second-quarter earnings, reflecting higher earnings in the company’s international business and improved margins in PPL’s domestic supply business, compared with a year ago.

PPL’s reported earnings in the second quarter of 2006 were $0.47 per share, compared with $0.33 per share for the same period of 2005. Reported earnings in the second quarter of 2006 include an unusual charge of $0.05 per share related to the sale of PPL’s 50 percent interest in the Griffith power plant in Arizona and three other unusual items, resulting in a net charge of $0.04 per share. Second-quarter 2005 reported earnings reflected an unusual charge of $0.12 per share for the sale of the Sundance power plant, also in Arizona.

Excluding the unusual items, PPL’s earnings from ongoing operations for the second quarter of 2006 increased by 13 percent to $0.51 per share, from $0.45 per share a year ago.

For the first six months of 2006, PPL’s reported earnings were $1.19 per share, compared with $0.77 per share for the same period last year. Earnings from ongoing operations for the first six months of 2006 increased by 22 percent to $1.21 per share, from $0.99 per share a year ago.

“These earnings results keep us firmly on track to achieve our 2006 earnings forecast,” said William F. Hecht, PPL’s chairman and chief executive officer.

PPL continues to forecast 2006 earnings from ongoing operations of $2.20 to $2.30 per share. The midpoint of the 2006 forecast represents an 8 percent increase over PPL’s 2005 earnings from ongoing operations of $2.08 per share. The company’s 2006 forecast of reported earnings per share is $2.18 to $2.28 per share, reflecting unusual items recorded through June 30, 2006.

The company also announced that it is forecasting 2007 earnings of $2.30 to $2.40 per share. In addition, PPL continues to forecast 11 percent compound annual growth in earnings per share through 2010 based on its 2005 earnings from ongoing operations.

Second-quarter 2006 Earnings Results

“PPL’s strong results in the second quarter of 2006 underscore the value of our operations in the deregulated energy supply business as well as the regulated electricity delivery businesses,” Hecht said. “Competitive energy generation, marketing and trading will continue to be the main engine of our growth for the remainder of this decade. At the same time, our regulated delivery operations provide stable earnings and excellent cash flows, allowing us to grow shareowner value in a variety of market and economic conditions.”

(Dollars in millions, except for per share amounts)

	2nd Quarter
	2006	2005	% Change
Reported Earnings	$181	$128	+41%
Reported Earnings per Share	$0.47	$0.33	+42%
Earnings from Ongoing Operations	$197	$175	+13%
Per Share Earnings from Ongoing Operations	$0.51	$0.45	+13%

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items. In addition to the unusual charge from the sale of its interest in the Griffith power plant, PPL’s reported results for the second quarter of 2006 reflect an unusual credit of $0.01 per share related to an increase in the expected recovery of PPL’s claims in the Enron bankruptcy; an unusual credit of $0.01 per share for a reduction in projected off-site remediation costs of the ash basin leak at the Martins Creek power plant in eastern Pennsylvania; and an unusual charge of $0.01 per share for the full impairment of PPL’s synfuel assets. The reconciliation tables at the end of this news release provide a detailed description of all unusual items for the reported periods.

Earnings by Business Segment

The following chart shows earnings contributions from PPL’s business segments for the second quarter and for the first six months of 2006, compared with the same periods of 2005.

	2nd Quarter		Year to Date
	2006	2005	2006	2005

Per share earnings from ongoing operations

Supply	$0.23	$0.22	$0.58	$0.48
Pennsylvania Delivery	0.08	0.09	0.22	0.21
International Delivery	0.20	0.14	0.41	0.30
Total	$0.51	$0.45	$1.21	$0.99

Unusual Items

Supply	$(0.04)	$(0.12)	$(0.02)	$(0.15)
Pennsylvania Delivery	-	-	-	(0.07)
International Delivery	-	-	-	-
Total	$(0.04)	$(0.12)	$(0.02)	$(0.22)

Reported earnings

Supply	$0.19	$0.10	$0.56	$0.33
Pennsylvania Delivery	0.08	0.09	0.22	0.14
International Delivery	0.20	0.14	0.41	0.30
Total	$0.47	$0.33	$1.19	$0.77

(For more details, see reconciliation tables at the end of this news release.)

2006 Key Earnings Factors by Business Segment

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation, marketing and trading operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment in the second quarter of 2006 increased by about 5 percent compared with the same period in 2005. This increase was primarily due to higher wholesale energy margins in both the eastern and western United States.

The improved wholesale energy margins in the eastern U.S. resulted primarily from the scheduled 8.4 percent increase in the sale prices under the energy supply contract between PPL Electric Utilities and PPL EnergyPlus; and increased low-cost generation output. The improved wholesale energy margins in the western U.S. resulted primarily from increased average sale prices for electricity and increased low-cost generation output.

These improvements in wholesale energy margins were partially offset by lower synfuel earnings, because of the continuing phase-out of synfuel tax credits and reduced synfuel production net of unrealized gains on synfuel hedges; and increased operation and maintenance costs.

The supply business segment’s per share earnings from ongoing operations for the first six months of 2006 increased by about 21 percent compared with the same period of 2005, driven by the same factors that affected this business segment in the second quarter of 2006.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in the second quarter of 2006 declined by $0.01 per share, compared with the same period of 2005, primarily because of a general escalation in operation and maintenance costs.

For the first six months of 2006, per share earnings from ongoing operations for the Pennsylvania delivery business segment increased by $0.01 per share, compared with the same period of 2005. Operation and maintenance costs declined compared with a year ago, when severe ice storms struck northeastern Pennsylvania. A portion of these costs was deferred in the third quarter of 2005 following the receipt of an accounting order from the Pennsylvania Public Utility Commission.

International Delivery Segment
PPL’s international delivery business segment includes regulated electric distribution companies in the United Kingdom and Latin America.

Per share earnings from ongoing operations for PPL’s international delivery business segment in the second quarter of 2006 increased by about 43 percent compared with the same period of 2005, primarily because of higher margins in both the U.K. and Latin America and income recognized from the planned ongoing liquidation of certain businesses in the U.K. These liquidated businesses, which are unrelated to electricity delivery, were acquired as part of PPL’s expansion into Wales in 2000. Subsequently, the majority of the non-electricity delivery businesses were sold, and the remaining businesses were placed in liquidation. Based on the liquidator’s assessment of the remaining claims, PPL received and recorded about $24 million of income during the second quarter of 2006. This income was anticipated and was reflected in PPL’s 2006 forecast of earnings from ongoing operations.

These positive results were partially offset by higher U.S. taxes and higher operating expenses and a negative effect from the foreign currency exchange rate in the U.K.

For the first six months of 2006, per share earnings from ongoing operations for PPL’s international delivery business segment increased by about 37 percent compared with a year ago. The major reasons for this increase were higher electricity margins in both the U.K. and Latin America, driven by increased electricity delivery sales; the realization of certain tax benefits in the U.K.; and income recognized from the planned ongoing liquidation of certain U.K. subsidiaries not related to the electricity delivery business. Partially offsetting these positive earnings factors were higher U.S. taxes, a negative effect from the foreign currency exchange rate and higher operating expenses in the U.K.

2006 Earnings Forecast

Hecht said PPL has reaffirmed its 2006 earnings forecast of $2.20 to $2.30 per share in earnings from ongoing operations, despite an expected $0.12 per share reduction in synfuel earnings compared with 2005.

PPL expects its supply business segment to provide about 55 percent of the company’s 2006 per share earnings from ongoing operations.

2006 Earnings Forecast by Business Segment

Earnings from Ongoing Operations (per share)	2006 (forecast)		2005 (actual)
	Low	High

Supply	$1.23	$1.28	$1.05
Pennsylvania Delivery	0.42	0.43	0.47
International Delivery	0.55	0.59	0.56
Total	$2.20	$2.30	$2.08

Supply Segment

PPL’s energy supply margins are benefiting from an 8.4 percent increase in the sale prices under the energy supply contract between PPL Electric Utilities and PPL EnergyPlus, higher prices for wholesale electricity sales, and higher hydroelectric generation output in the western U.S. These benefits are expected to be partially offset by increased fuel and fuel transportation expenses and by higher operation and maintenance expenses. In addition, PPL is forecasting 2006 synfuel earnings of $0.05 per share, which is $0.12 per share less than the company realized in 2005.

Pennsylvania Delivery Segment

PPL projects that the Pennsylvania delivery business segment will have lower delivery earnings in 2006, from an expectation of flat revenues in 2006 compared with 2005, because of favorable weather impacts in 2005 and an increase in operation and maintenance expenses compared with 2005.

International Delivery Segment

PPL projects that the international delivery business segment will have slightly higher earnings in 2006 compared with 2005, reflecting the same factors that affected this business segment’s earnings in the first half of 2006.

2007 Earnings Forecast

Hecht said the company expects earnings of $2.30 to $2.40 per share in 2007, despite an assumption that PPL will realize no synfuel benefits because of high crude oil prices.

PPL’s forecast of 2007 earnings growth is expected to be driven primarily by the replacement of expiring fixed-price supply obligations with higher-margin wholesale energy contracts; an increase in sales prices under the contract between PPL Electric Utilities and PPL EnergyPlus; and higher generation output. Partially offsetting these drivers are projected increases in operation and maintenance expenses and in fuel-related expenses, including higher fuel costs for replacing synfuels currently being purchased from third parties; and lower international earnings due to higher local taxes in the U.K. In addition, PPL does not expect income from the sale or liquidation of U.K. non-electricity delivery businesses to continue at the same level in 2007 as occurred in 2006.

Long-term Outlook

PPL also reiterated its forecast of 11 percent compound annual growth in earnings per share through 2010, based on 2005 earnings from ongoing operations of $2.08 per share. This long-term forecast would result in 2010 earnings of about $3.50 per share.

PPL’s ability to grow its energy supply margins through the end of 2009 is limited to some degree because a substantial portion of its generation in the eastern U.S. is being sold through Dec. 31, 2009, under the energy supply contract between PPL EnergyPlus and PPL Electric Utilities. Sales of energy for delivery after the expiration of that contract are expected to be made at the forward market prices in effect for the specified delivery period at the time those sales commitments are made.

“PPL’s forecast of an 11 percent compound annual growth rate in earnings per share through 2010 reflects our year-end 2005 view of 2010 forward energy prices, fuel and emission allowance prices, fuel transportation costs and other costs associated with operating the business,” Hecht said.

Hecht stated that underlying forces -- such as rising fuel costs, and, especially, declining generation reserve margins in the PJM Interconnection, combined with anticipated costs for new base load generation -- suggest that 2010 energy prices will be substantially higher than the prices now being received by PPL EnergyPlus under its long-term contract with PPL Electric Utilities, which expires at the end of 2009. PPL EnergyPlus has started to layer in sales contracts for 2010, 2011 and 2012 at the current forward prices, along with longer-term fuel supply arrangements, which are expected to result in margins that are at or above the assumptions included in PPL’s long-term outlook.

In July 2006, as previously announced, PPL Montana signed a seven-year agreement to supply wholesale electricity to NorthWestern Energy Corporation, beginning in 2007. Even with this agreement, PPL has the flexibility to sell additional power to other wholesale and retail customers in that region of the U.S.

Earlier this week, PPL Electric Utilities filed a plan with the Pennsylvania PUC detailing how PPL Electric Utilities proposes to acquire its electricity supplies for customers who do not shop for electricity in the competitive marketplace. The filing states that, at current forward market prices, total customer rates could increase on the order of 20 percent to 30 percent after 2009. These prices are incorporated into PPL’s long-term earnings forecast.

Hecht noted the following factors, not currently in PPL’s long-term earnings forecast, that have the potential to benefit future earnings: higher capacity prices, higher equivalent availability at PPL’s power plants, and higher wholesale electricity prices. At the same time, PPL faces the industry-wide challenges of increased fuel and operations and maintenance cost pressures and expenditures for environmental compliance. Hecht also said that PPL’s long-term forecast does not depend on new assets being added to the company’s portfolio.

Hecht said PPL expects that the growth rate of its common stock dividends over the next few years will continue to exceed the growth rate in the company’s earnings per share and, therefore, result in a dividend payout ratio above 50 percent after 2006. All future dividend decisions, Hecht noted, are subject to the board of directors’ quarterly dividend declarations based on the company’s financial position and other relevant considerations at the time.

PPL increased the annualized dividend rate on its common stock twice during 2005 and once in 2006, bringing it to $1.10 per share and bringing the payout ratio to 50 percent of the $2.20 per share low end of the company’s revised 2006 forecast. The annualized dividend rate has been increased by more than 30 percent since the start of 2005 and by 108 percent over the past five years.

Credit Profile and Liquidity Position

PPL’s equity to total capitalization ratio as of June 30, 2006, was 43 percent, up from 38 percent a year ago, using debt and equity as presented on PPL’s balance sheet. PPL’s adjusted equity to total capitalization ratio as of June 30, 2006, was 56 percent, up from 52 percent a year ago. The adjusted ratio for June 30, 2006, excludes $742 million of transition bonds and $2.1 billion of debt of international affiliates, which are non-recourse to PPL.

At June 30, 2006, PPL had $3.1 billion of available capacity under its $3.5 billion of bank credit facilities. The following table reflects PPL’s projected free cash flow before dividends for 2006 and actual cash flows for 2005.

Free Cash Flow before Dividends
(millions of dollars)	2006 (forecast)	2005 (actual)

Cash from operations	$1,500	$1,388

(Decrease)/Increase in cash due to:
Transition bond repayments	(287)	(272)
Capital expenditures	(1,275)	(811)
Other investing activities-net	75	32
	$13	$337

The forecasted increase in cash from operations between periods is primarily due to a projection of higher net income in 2006. PPL’s projection of increased capital expenditures in 2006 is primarily driven by the construction of pollution-control equipment at the Montour and Brunner Island power plants.

As previously announced, PPL has begun construction of $1.5 billion in pollution-control equipment at coal-fired power plants in Pennsylvania, including sulfur dioxide scrubbers at both units of its Montour power plant and at all three units of its Brunner Island power plant. The scrubbers for both Montour units and Unit 3 at Brunner Island are expected to be in service during 2008, and the scrubber for Units 1 and 2 at Brunner Island is expected to be in service during 2009. The scrubber construction continues to proceed ahead of schedule and on budget.

PPL plans to finance its capital expenditure program, including this pollution-control equipment, with cash from operations and the issuance of debt and preferred securities. With the July 2006 issuance of $400 million of PPL Energy Supply debt, PPL has raised the cash needed to fund all of its 2006 domestic capital expenditures and about one-third of its expected 2007 funding needs. The company has no plans to issue any common stock to fund its current capital expenditure program and expects to be in a position to repurchase a portion of its common stock beginning in 2009.

PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share, with prior periods adjusted for the effects of PPL’s 2-for-1 common stock split completed in August 2005.)

PPL invites interested parties to listen to the live webcast of management’s teleconference with financial analysts about second-quarter 2006 financial results at 9 a.m. EDT on Thursday, Aug. 3. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-312-1300.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED) (a)

Condensed Consolidated Balance Sheets (unaudited)
(Millions of Dollars)

	June 30, 2006	Dec. 31, 2005 (b)
Assets
Cash and cash equivalents	$468	$555
Other current assets	2,571	2,355
Investments	516	508
Property, plant and equipment
Electric plant	18,435	17,977
Gas and oil plant	357	349
Other property	299	289
	19,091	18,615
Less: accumulated depreciation	7,858	7,699
	11,233	10,916
Recoverable transition costs	1,030	1,165
Goodwill and other intangibles	1,456	1,482
Regulatory and other assets	1,065	945
Total assets	$18,339	$17,926

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$975	$1,340
Other current liabilities	1,992	2,000
Long-term debt (less current portion)	6,008	6,044
Deferred income taxes and investment tax credits	2,272	2,197
Other noncurrent liabilities	1,845	1,820
Minority interest	56	56
Preferred securities of a subsidiary	301	51
Earnings reinvested	2,433	2,182
Common equity and capital stock in excess of par value	2,790	2,768
Accumulated other comprehensive loss	(333)	(532)
Total liabilities and equity	$18,339	$17,926

(a)
The financial statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

(b)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statements (unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended June 30,		6 Months Ended June 30,
	2006(a)	2005(a)(b)	2006(a)	2005(a)(b)
Operating Revenues
Utility	$1,071	$1,016	$2,303	$2,167
Unregulated retail electric	20	23	45	48
Wholesale energy marketing	383	263	718	529
Net energy trading margins	1	(2)	11	14
Energy-related businesses	167	167	346	307
	1,642	1,467	3,423	3,065
Operating Expenses
Fuel and energy purchases	526	398	1,071	904
Other operation and maintenance	351	334	684	699
Amortization of recoverable transition costs	63	59	135	128
Depreciation	111	104	219	207
Taxes, other than income	69	68	140	141
Energy-related businesses	145	170	308	316
	1,265	1,133	2,557	2,395
Operating Income	377	334	866	670
Other Income - net	33	11	42	18
Interest Expense	121	125	240	260

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Securities of a Subsidiary	289	220	668	428
Income Taxes	83	40	178	74
Minority Interest	2	2	4	4
Dividends on Preferred Securities of a Subsidiary	4	0	5	1

Income from Continuing Operations	200	178	481	349
Loss from Discontinued Operations (net of
income taxes)	19	50	20	53

Net Income	$181	$128	$461	$296

Earnings per share of common stock - basic (c)
Earnings from ongoing operations	$0.52	$0.46	$1.23	$1.00
Unusual items	(0.04)	(0.12)	(0.02)	(0.22)
Net Income	$0.48	$0.34	$1.21	$0.78

Earnings per share of common stock - diluted (c)
Earnings from ongoing operations	$0.51	$0.45	$1.21	$0.99
Unusual items	(0.04)	(0.12)	(0.02)	(0.22)
Net Income	$0.47	$0.33	$1.19	$0.77

Average shares outstanding (thousands) (c)
Basic	380,141	379,252	379,981	378,634
Diluted	385,590	383,354	385,589	382,301

(a)
Earnings in the 2006 and 2005 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)	Per share data and shares outstanding for prior periods have been adjusted to reflect the August 2005 2-for-1 stock split.

Condensed Consolidated Statements of Cash Flows (unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2006	2005
Cash Flows from Operating Activities
Net income	$461	$296
Pre-tax loss from the sale of the Sundance plant	0	72
Pre-tax loss from the sale of interest in the Griffith plant	40	0
Depreciation	219	211
Amortization-recoverable transition costs and other	151	136
Deferred income tax benefits and investment tax credits	(51)	(31)
Pension funding	(41)	(19)
Changes in working capital	(98)	(86)
Other adjustments to reconcile net income to net cash provided by operating activities	14	72
Net cash provided by operating activities	695	651

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(478)	(359)
Proceeds from the sale of the Sundance plant	0	190
Proceeds from the sale of interest in the Griffith plant	115	0
Net purchases of emission allowances	(25)	(33)
Other investing activities	(9)	2
Net cash used in investing activities	(397)	(200)

Cash Flows from Financing Activities
Net retirements of long-term debt	(263)	(683)
Payment of common stock dividends	(200)	(165)
Net (decrease) increase in short-term debt	(171)	128
Issuance of preference stock, net of issuance costs	245	0
Other financing activities	3	16
Net cash used in financing activities	(386)	(704)

Effect of Exchange Rates on Cash and Cash Equivalents	1	3

Net Decrease in Cash and Cash Equivalents	(87)	(250)
Cash and cash equivalents at beginning of period	555	616
Cash and cash equivalents at end of period	$468	$366

Free Cash Flow Before Dividends (a):
Cash Flows from Operating Activities	$695	$651
(Decrease)/Increase in cash due to:
Transition bond repayments	(136)	(130)
Capital expenditures	(478)	(359)
Other investing activities-net	81	159
	$162	$321

(a)	“Free Cash Flow Before Dividends” is a non-GAAP financial measure, and its use is described in the text at the end of this news release.

Key Indicators

Financial

	12 Months Ended June 30, 2006	12 Months Ended June 30, 2005

Dividends declared per share (d)	$1.05	$0.87
Book value per share (a)(d)	$12.84	$11.34
Market price per share (a)(d)	$32.30	$29.69
Dividend yield (a)	3.3%	2.9%
Dividend payout ratio (b)	48%	49%
Dividend payout ratio - earnings from ongoing operations (b)(c)	46%	44%
Price/earnings ratio (a)(b)	14.7	16.9
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	14.1	15.0
Return on average common equity	18.58%	15.81%
Return on average common equity - earnings from ongoing operations (c)	19.10%	17.80%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.
(d)	Prior period amounts have been adjusted to reflect the August 2005 2-for-1 stock split.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$90	$28	$79	$197	$0.23	$0.08	$0.20	$0.51
Unusual Items
Off-site remediation of ash basin leak (Q2, '06)	5			5	0.01			0.01
Enron reserve adjustment (Q2, '06)	2			2	0.01			0.01
Sale of Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Total unusual items	(16)			(16)	(0.04)			(0.04)
Reported Earnings	$74	$28	$79	$181	$0.19	$0.08	$0.20	$0.47

Year-to-Date June 30, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$223	$84	$159	$466	$0.58	$0.22	$0.41	$1.21
Unusual Items
Off-site remediation of ash basin leak (Q1, '06; Q2, '06)	6			6	0.01			0.01
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Total unusual items	(6)		1	(5)	(0.02)			(0.02)
Reported Earnings	$217	$84	$160	$461	$0.56	$0.22	$0.41	$1.19

12 Months Ended June 30, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$443	$182	$258	$883	$1.15	$0.47	$0.67	$2.29
Unusual Items
Off-site remediation of ash basin leak (Q3, '05; Q4, '05; Q1, '06; Q2, '06)	(21)			(21)	(0.05)			(0.05)
Conditional asset retirement obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Total unusual items	(41)		1	(40)	(0.10)			(0.10)
Reported Earnings	$402	$182	$259	$843	$1.05	$0.47	$0.67	$2.19

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$87	$34	$54	$175	$0.22	$0.09	$0.14	$0.45
Unusual Items
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Total unusual items	(47)			(47)	(0.12)			(0.12)
Reported Earnings	$40	$34	$54	$128	$0.10	$0.09	$0.14	$0.33

Year-to-Date June 30, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$182	$83	$116	$381	$0.48	$0.21	$0.30	$0.99
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Total unusual items	(56)	(29)		(85)	(0.15)	(0.07)		(0.22)
Reported Earnings	$126	$54	$116	$296	$0.33	$0.14	$0.30	$0.77

12 Months Ended June 30, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$434	$121	$199	$754	$1.15	$0.31	$0.52	$1.98
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Total unusual items	(56)	(29)		(85)	(0.15)	(0.07)		(0.22)
Reported Earnings	$378	$92	$199	$669	$1.00	$0.24	$0.52	$1.76

Operating - Domestic & International Electricity Sales

(millions of kwh)
	3 Months Ended June 30,				6 Months Ended June 30,
	2006	2005	Percent Change		2006	2005	Percent Change
Domestic Retail
Delivered (a)(b)	8,407	8,402	0.1%		18,341	18,706	(2.0%	)
Supplied (b)	8,946	8,913	0.4%		19,424	19,715	(1.5%	)

International delivered
United Kingdom	7,353	7,310	0.6%		15,430	15,159	1.8%
Latin America	1,155	1,081	6.8%		2,308	2,158	7.0%

Domestic Wholesale
East	5,135	4,767	7.7%		9,867	9,579	3.0%
West
NorthWestern Energy	845	839	0.7%		1,668	1,655	0.8%
Other Montana	2,546	1,799	41.5%		5,124	3,868	32.5%
PPL EnergyPlus	154	272	(43.4%	)	306	456	(32.9%	)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

“Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Free cash flow before dividends” is derived by deducting capital expenditures and other investing activities-net, as well as the repayment of transition bonds, from cash flow from operations. Free cash flow before dividends should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends is an important measure to both management and investors since it is an indicator of the company’s ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

“Equity to total capitalization ratio” includes as equity minority interest and preferred stock, as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

“Adjusted equity to total capitalization ratio” excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are non-recourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off balance sheet. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, cash flows, cash from operations, dividends, credit profile, capital expenditures and generating capacity, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on synthetic fuel operations; synthetic fuel purchases from third parties and the phase-out of synthetic fuel credits; weather conditions affecting generation production, customer energy usage and operating costs; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity, including access to capital markets and credit facilities, of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operation and availability of existing generation facilities and operating costs; transmission and distribution system conditions and operating costs; current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; significant delays in the planned installation of pollution control equipment at certain coal-fired generating units in Pennsylvania because of weather conditions, contractor performance or other reasons; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business; any impact of hurricanes or other severe weather on PPL Corporation’s business, including any impact on fuel prices; receipt of necessary governmental permits, approvals and rate relief; new state, federal or foreign legislation, including new tax legislation; state, federal and foreign regulatory developments; the impact of any state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries and the energy industry; capital markets conditions, including changes in interest rates, and decisions regarding capital structure; stock price performance of PPL Corporation; the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans; securities and credit ratings; foreign currency exchange rates; the outcome of litigation against PPL Corporation and its subsidiaries; potential effects of threatened or actual terrorism or war or other hostilities; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.